    As filed with the Securities and Exchange Commission on November 4, 2003
                              Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ONE VOICE TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)


            NEVADA                                                95-4714338
            ------                                                ----------
(State or other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                      7372
                          (Primary Standard Industrial
                           Classification Code Number)

                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 552-4466
        (Address and telephone number of principal executive offices and principal place of business)

                              DEAN WEBER, PRESIDENT
                          ONE VOICE TECHNOLOGIES, INC.
                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 552-4466
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-109839

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM          PROPOSED
                                                                   OFFERING PRICE            MAXIMUM           AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE         PER           AGGREGATE OFFERING     REGISTRATION
            TO BE REGISTERED                         REGISTERED      SECURITY(1)              PRICE                FEE
-----------------------------------------------------------------------------------------------------------------------------
Shares of common stock, $.001 par value (2)           7,846,154        $  0.05              $ 392,307.70         $  31.74
-----------------------------------------------------------------------------------------------------------------------------
Total                                                 7,846,154                             $ 392,307.70         $  31.74
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on November 3, 2003.
(2) Represents shares underlying convertible debentures.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE

         This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form SB-2 (File No. 333-109839) filed by One Voice Technologies, Inc. with the Securities and Exchange Commission (the "Commission") on November 4, 2003, including the exhibits thereto, which was declared effective by the Commission on November 3, 2003, is incorporated herein by reference.

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                         Total
                    Total Shares       Percentage
                   of Common Stock      of Common         Shares of                                     Beneficial    Percentage
                    Issuable Upon        Stock,         Common Stock   Beneficial       Percentage of    Ownership     of Common
                    Conversion of       Assuming         Included in    Ownership       Common Stock     After the    Stock Owned
                    Notes and/or          Full           Prospectus    Before the       Owned Before     Offering   After Offering
      Name            Warrants*        Conversion            (1)        Offering*       Offering (1)        (8)           (4)
----------------------------------------------------------------------------------------------------------------------------------
Alpha Capital         15,894,066          15.89%            Up to       11,098,767          9.99%           --             --
Atiengesellschaft (2)                                    26,970,989
                                                         shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Bristol Investment    12,425,998          12.11%            Up to       11,098,767          9.99%           --             --
Fund Ltd. (3)                                            20,733,691
                                                         shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Ellis International    6,315,084           6.32%            Up to        6,315,084          6.32%           --             --
Ltd. (4)                                                 10,468,930
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Greenwich Growth         849,275          **                Up to          849,275         **               --             --
Fund Limited (5)                                           849,275
                                                          shares of
                                                         common stock
----------------------------------------------------------------------------------------------------------------------------------
Stonestreet Limited      300,000          **                Up to          300,000         **               --             --
Partnership (6)                                            300,000
                                                          shares of
                                                         common stock
----------------------------------------------------------------------------------------------------------------------------------
01144 Limited (7)         29,167          **                Up to           29,167         **               --             --
                                                           29,167
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------

* Based on a conversion price of $.039 per share at October 17, 2003. ** Less than one percent.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes 200% of the shares issuable upon conversion of the convertible notes, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

(2) Includes shares of common stock underlying convertible debentures and 4,817,143 shares underlying warrants that are currently exercisable at an exercise price of $0.0474 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by such entity.

(3) Includes shares of common stock underlying convertible debentures and 4,118,306 shares underlying warrants that are currently exercisable at an exercise price of $0.0474 per share. Bristol Investment Fund, Ltd. is a private investment fund that is owned by its investors and managed by Bristol DLP, LLC. The managing members of Bristol DLP, LLC are Mr. Paul Kessler and Ms. Diana Derycz Kessler, who have voting and investment control over the shares owned by Bristol Investment Fund, Ltd.

(4) Includes shares of common stock underlying convertible debentures and 2,161,238 shares underlying warrants that are currently exercisable at an exercise price of $0.0474 per share. Dr. Julian Ungar , an unaffiliated third party, has investment power over the shares owned by such entity.

(5) Includes 790,941 shares of common stock and 58,334 shares underlying warrants that are currently exercisable at an exercise price of $0.0474 per share. Greenwich Growth Fund Limited is a private investment fund that is owned by its investors and managed by Meridian Fund Management. The directors of Meridian Fund Management are Arthur Jones, Jonathan Walk and Jennifer Kelly.

(6) Includes 300,000 shares underlying warrants that are currently exercisable at an exercise price of $0.0474 per share. Michael Finkelstein, an unaffiliated third party, has investment power over the shares owned by such entity.

(7) Includes 29,167 shares underlying warrants that are currently exercisable at an exercise price of $0.0474 per share. 01144 Limited is a private investment fund that is majority-owned by Ian McKinnon.

(8) Assumes that all securities registered will be sold.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on November 4, 2003.

                          ONE VOICE TECHNOLOGIES, INC.


                                                    BY: /S/ DEAN WEBER
                                                        ------------------------
                                                        DEAN WEBER, PRESIDENT





In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


     SIGNATURE                               TITLE                            DATE
     ---------                               -----                            ----
/s/ Dean Weber                  Chief Executive Officer, Director      November 4, 2003
------------------------        and Acting CFO
Dean Weber


/s/ Rahoul Sharan               Director                               November 4, 2003
------------------------
Rahoul Sharan


/s/ Bradley J. Ammon            Director                               November 4, 2003
------------------------
Bradley J. Ammon
